Exhibit 10.17

CONTRACT OF EMPLOYMENT

“Litteral translation of the official and original French version of the Belgian employment contract”

Between	AMERICAN STANDARD EUROPE BVBA with its registered office in B-1160 Brussels Chaussée de Wavre 1789, represented by Mrs. Arielle Vander Perren, Director Compensation & Benefits Europe and Mr. Joerg Baerbock, Vice President Human Resources Wabco,

Hereafter named « the company », the first party,

And	Mr. Jean-Christophe Figueroa
Domiciled at 14 rue baudelaire, F - 78960 Voisins le Bretonneux Date of birth: 0l-May-1963 Nationality: French

Hereafter named « the employee », the second party,

A contract of employment is concluded for an indefinite period under the following terms:

Article 1. Function

AMERICAN STANDARD EUROPE BVBA anticipates the employee to commence employment effective April 1, 2005. It is recognized that under circumstances that require the employee to remain with his current employer through mid-July 2005, the actual start date may be as late as May 16, 2005. The employee will hold the position of Segment Leader, Vehicle Dynamics & Controls, or other functions corresponding to his abilities.

In this capacity, the employee’s duties and responsibilities shall include those tasks set out in the attached job description, which forms an integral part of this agreement, it being understood however that this job description is under no circumstances limited or comprehensive.

The employee’s main place of work shall be the company’s head offices in Auderghem. However, the employee may be required to travel both within Belgium and abroad, perhaps even on a regular basis, depending on the needs of the department and on the exact tasks with which the employee is entrusted by the company. Furthermore, the company reserves the right

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to change the employee’s place of work unilaterally to any other place within the territory of the Kingdom of Belgium. The employee accepts the above. Moreover, the company shall be entitled to request that the employee accepts a long-term posting or even a permanent transfer to the premises of another of the group’s members outside the Kingdom of Belgium depending on the needs of the group of which the company is a member. Any such transfers would necessarily be preceded by negotiations between the parties concerned on the financial conditions of the transfer in question.

The company belongs to the Commission paritaire 218. The terms and conditions of this contract and of the position held are submitted to the company rules. The employee acknowledges having been aware of these rules, which are part of this contract.

Article 2. Compensation

The monthly gross salary of the employee is fixed at 17,959.77 € (250,000 €/year). The employee will also be entitled to a 13th month prorated and a bonus vacation of 92% of the gross salary.

The employee’s salary shall be linked to the fluctuation of the applicable index and be increased in accordance with the applicable collective labor agreements of the commission paritaire of the company.

The employee will participate in the Corporate Annual Incentive Plan (AIP) and will therefore be eligible to receive an annual cash bonus at target equivalent to 35% of his annual gross salary, depending on personal and company performance. The AIP related to the 2005 performance will be guaranteed at no less than 75% on a full year participation basis.

The employee will participate in the Corporate Long-Term Incentive Plan (LTIP) with a target of 30% of the gross annual salary. LTIP performance cycles run three years and customarily pay out in the first quarter following the end of the cycle. However, the employee will phase in at a prorated target in each of the first three years—50% in 2005, 50% in 2006, 75% in 2007. The employee is guaranteed a minimum of 75% of the 50% target for the 2005 payout. Actual awards are based on financial results in future years.

The employee will receive a sign-on bonus equal to 50,000 € gross, upon commencement of employment. If the employee terminates his employment, for any reason during the initial 12-month period, he will be required to pay back 100% of the 50,000 Euro sign-on stipend to American Standard.

In addition, the employee will receive stock options of 5,000 shares of American Standard common stock, with a grant price equal to the fair market value of a share of such a stock (determined in accordance with the terms of the American Standard Omnibus Plan) on the day the employee commences employment. This does not constitute a commitment for a Stock Option award or the amount of such award for any period other than the one addressed. Stock Options awarded in Belgium are taxable at the time of the stock options grant.

Article 3. Relocation

The employee is eligible for a yearly net housing allowance equal to 38,400 € starting from the moment he relocates to Brussels. This allowance will be paid in 12 equal installments.

The jobholder is entitled to a lump sum gross relocation allowance equal to one month gross salary that will be paid together with the salary of the first month of employment in Belgium.

The company will bear the cost, including taxes and duties, of bringing the employee’s furniture and personal belongings to Brussels. The company does not pay for the transport of vehicles.

The company will provide a relocation service package through a relocation agent chosen by the company.

Once a year, except in the year of repatriation, the employee and dependent members of his family living with the employee in Brussels will be provided with one business class airfare to Mexico. This transportation allowance is only granted in respect to travel to and from Mexico and cannot be accumulated from year to year. All vacation time is included in the annual leave, which is of five weeks’ duration. In addition, the employee will be reimbursed for home leave in case of serious illness, injury or death of an immediate family member.

The employer will provide educational assistance to the employee for children in grades K to 12 (or up to end of secondary school). Schooling expenses typically include: fees, tuition, books, materials and local transportation (if needed).

Article 4. Payment

In mutual agreement, the salary shall be paid monthly by bank credit into the account number of the employee after deduction of all legal and allowed contractual withholdings.

Article 5. Bonus

Any bonuses of any kind that the company may voluntarily grant shall not be considered as a part of the agreed salary and cannot create a right to amend for subsequent years, for the calculation of a termination indemnity or for the calculation of vacation bonus.

Article 6. Company Car

A company car (Volvo XC90 SUV or its equivalent), will be provided to the employee. The car running costs i.e. gasoline, taxes, insurance and maintenance will be borne by the company. The availability of a company car is considered a benefit in kind and will be taxed accordingly.

The employee may use the company car also for private use in accordance with the company’s car policy. For the private use of the car, an annual taxable benefit in kind shall be attributed based on the private mileage and the horsepower of the car.

The employee commits himself to use the company vehicle with all necessary care. He will ensure regular and proper servicing of the car and use it according to the instructions of the manufacturer.

The employee will bear all penal consequences of offences committed during the use of the company car.

In the event of use of the company car apart from the execution of the present employment contract, the employee is subject to the provisions of common right related to civil liability.

The company particularly highlights the strict attitude he will adopt in relation to the use of the company vehicle under the influence of alcohol or in a state of intoxication. Furthermore, the personal liability of the employee and the above-mentioned violations can lead to breach of contract on the ground of serious fault, without prejudice of the appreciation of the fact by court.

Article 7. Expatriate Tax Regime

The company and the employee will apply for the special tax regime for foreign executives in Belgium in accordance with the Belgian Administrative Circular Ci.RH 624/325.294 of August 8, 1983. The employee acknowledges that, if the application file is approved by the competent Belgian tax service, he becomes subject to tax in Belgium as a non-resident as of the original start date of the assignment (see article 1). The company will pay the costs related to the fiscal support linked to this status.

The employee agrees to cooperate with the company and the firm of tax Consultants appointed by the company for the preparation of his Belgian tax return and to carefully keep supporting documents with respect to the days spent outside Belgium for business purposes, substantiating his presence outside Belgium, as well as the business character of those trips.

Article 8. Travel expenses

The company shall reimburse all costs that the employee will incur in the execution of this agreement, to the extent that they are reasonable and vouched by appropriate documents.

Article 9. Vacation

The employee is entitled to five weeks of annual vacation; starting as of the first year of employment. The dates of these holidays will be fixed each year by common consent between the employee and the company.

Article 10. Insurances

The employee shall participate in the company insurance schemes providing pension and life insurance, disability and health care insurance as far as the insurance company accepts the file and the necessary formalities were carried out by the employee.

Any personal contribution due by the employee in this respect shall be deducted from his monthly net salary. The terms and conditions of the plans shall be provided to the employee in a separate document. The company reserves the right to amend the terms and conditions of any benefit plan at any time.

Article 11. Inability to work

In case of inability to work, in case of illness or accident, the contract is suspended in compliance with the provisions of article 31 of the law governing employment contracts.

The employee cannot refuse to see a doctor appointed and paid by the company, or to have himself examined to verify his incapacity to work.

Article 12. Health and Safety

To ensure the health and safety at work environment, the employee must comply with all safety precautions related to his activities.

Article 13. Confidentiality

The employee takes note that all drawings, formulae, specifications, reports, minutes, instruction books or manuals concerning the activities of the company, its production methods, technical processes and equipments are deemed confidential.

In compliance with article 17 of the law on contracts of employment, both during the contract and after its termination, without a time limit, the employee undertakes not to divulge or reveal any business or manufacturing secrets, nor any secret matter of a personal or confidential nature that may have come to his notice in the course of his professional activities. He further undertakes neither to commit nor to cooperate in any act of unfair competition with his company. Any clear infringement of this undertaking will be considered to be a serious ground sufficient to terminate the contract, without neither notice nor compensation indemnity for the employee, and without prejudice to other damages that might be claimed by the company.

At the end of the contract the employee will give back to the company any confidential documents he may have or has at his disposal, as well as any existing copies of it.

Article 14. Intellectual Rights

All industrial property rights, authors, discovery, contracts shall become and remain the sole and exclusive property of the company without any time or territory limit.

Only the company has the capacity to establish in which conditions those rights will be carried on. The company is not responsible for any indemnity payment as part of compensation.

The employee shall promptly disclose in writing to AMERICAN STANDARD EUROPE BVBA:

•	if during the term of this contract, a discovery arises which is not submitted to the present clause;

•	or if during the 12 months following the termination of this contract the employee makes a discovery in relation directly or indirectly to his previous activities with AMERICAN STANDARD EUROPE BVBA.

Article 15. Conflict of Interest

The employee agrees to devote his entire time and attention, exclusively and conscientiously to the business of the company and to abide by the regulations, which are in force within the company. The employee shall not be engaged in any other remunerated activity, unless with the prior written approval of the company.

The employee will take extreme care that he, either through his own actions or through the actions of a person living in the same house, will not come into a position with regard to the company which may compromise or prejudice the interests or the reputation of the company.

Article 16. Use of electronic equipment

Electronic material shall be put at the disposal of the employee in order to enable the proper performance of his duties and responsibilities under this agreement.

This material will be exclusively destined to professional use and within the limits of the working relationship between parties.

This agreement and the work regulations govern the use of this material. The employee agrees to comply at all times with the company’s procedures and guidelines related to the use of Internet and e-mail as mentioned in these documents.

Article 17. Severance & Termination

To allay the employee’s concerns regarding termination of employment: if the employment is involuntarily terminated within the first twelve months of the employee’s commencement date for any other reason than Cause*, the employee will be provided with severance equal to one year’s annual base pay in effect at such time.

After the first year of employment, severance pay equal to the highest of the following possibilities will apply:

1)	one year’s annual base pay in affect at such time or

2)	the Claeys formula**; in it’s updated version at that time.

*	Cause, as referenced herein, means gross inattention to or neglect of, or gross negligence or incompetence in the performance of, duties properly and reasonably assigned to the employee; or willful or intentional inflicting of substantial injury upon the company; or material waste or misuse of company assets; or embezzlement, dishonesty, fraud, or other acts of criminal nature; or refusal to follow reasonable directions properly given to the employee by company representatives.
**	The CLayes formula, is based on age, seniority and level of remuneration. The receipt of termination benefits is conditioned upon the execution of a complete release and waiver agreement, which the company will provide.

Article 18. Obligations of the employee

The employee undertakes to devote all his efforts and his working time to the advantage of AMERICAN STANDARD EUROPE BVBA, not to accept any external employment or to have any professional activity outside of the company for the duration of this contract, without prior written agreement from the company.

Article 19. Work regulations

The employee acknowledges having received a copy of the work regulations and of the Code of Conduct and Ethics of the company, which are part of this contract, both as regards the obligatory and the optional stipulations, and accepts without reservation the clauses and conditions thereof, without prejudice to the application of the prescription of applicable laws and regulations.

Article 20. Disputes

All disputes that may arise concerning this contract will be judged by the competent law courts of Brussels; Belgian law governs the present contract.

Article 21. Acknowledgement of receipt

The employee acknowledges having received a copy of this contract. To be valid this contract needs to be signed in French.

Both parties commit to establish and sign very rapidly the French version of their employment contract.

Finalized and agreed in Brussels in duplicate on January 21, 2005.

The employee	For the company,

Jean Christophe Figueroa	Arielle Vander Perren
Signature preceded by the	Director Compensation & Benefits Europe
hand-written words: « Read and approved »

Joerg Baerbock
Vice President Human Resources Wabco